Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Ault Alliance, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	457(c)	1,500,000	$26.70(2)	$40,050,000	0.00014760	$5,911.38
Total Offering Amount						$40,050,000		$5,911.38
Total Fee Offsets								$0
Net Fee Due								$5,911.38

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock that become issuable pursuant to that certain purchase agreement by and between Ault Alliance, Inc. and Orion Equity Partners LLC, dated as of June 20, 2024, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, as reported on NYSE American on July 23, 2024, which date is within five business days prior to the filing of this registration statement.